Exhibit 10.3

August 12, 2008
Mr. Philip L. Rugani
459 Old Woods Roads East
Wyckoff, New Jersey 07481

RE: Amendment to Offer of Employment Letter

Dear Phil:

You and AXS-One Inc. agree that, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, it is in our mutual best interest to amend your offer of employment letter from the Company, dated September 4, 2007, (the “Offer Letter”) as follows:

1.  The section of the Offer Letter entitled “Bonus” is hereby amended by the addition of the following at the end thereof:

“Any bonus payable by the Company shall be paid by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Code Section 409A, including Treasury Regulations Section 1.409A-1(d)).”

2.  The first two sentences of the section of the Offer Letter entitled “Severance Package” are deleted and the following substituted therefor:

“Severance Package: If the Company terminates your employment for any reason other than Cause and under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulation Section 1.409A-1(n), and such termination is not on or within 12 months following a Change of Control, the Company will pay you a separation pay benefit (the “Severance Payments”) equal to three months of your annual rate of base salary (as of your Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

(i) Payment of the Severance Payments shall commence as of your Separation from Service date, and shall continue thereafter in equal fixed installments over a three month period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect. Notwithstanding the foregoing, no Severance Payments shall be paid during the 30 days immediately following your Separation from Service date; any Severance Payments that would have otherwise been paid during such 30 day period shall be withheld and paid on the 31st day following your Separation from Service, without adjustment for the delay in payment.

(ii) In the event the value of the Severance Payments shall exceed two times the lesser of your annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (i), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after your Separation from Service date, without adjustment for the delay in payment.

(iii) In no event shall Severance Payments be accelerated, nor shall you be eligible to defer payment of Severance Payments to a later date.

(iv) If COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to you for the period of the COBRA coverage or three months, whichever is shorter.”

3.  The first paragraph of the section of the Offer Letter entitled “Change of Control” is deleted and the following substituted therefor:

“Change of Control: In the event of a termination of your employment hereunder by the Company without Cause or by you for Good Reason (as defined below) and, in either case, under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulation Section 1.409A-1(n) on or within 12 months following a Change of Control, the Company will pay you any earned but unpaid salary and any unreimbursed business expenses, plus a Change in Control Severance Benefit equal to one-half of your annual rate of base salary (as of your Separation from Service date). The Change in Control Severance Benefit shall be paid on the 30th day following your Separation from Service date, in a lump sum. In addition, if COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to you for the period of the COBRA coverage or six months, whichever is shorter.”

4.  The third paragraph of the section of the Offer Letter entitled “Change of Control” is deleted and the following substituted therefor:

“Termination for Good Reason means a resignation of employment and Separation from Service (as defined for purposes of Code Section 409A) within 180 days following the initial existence of one or more of the following conditions arising without your consent:

(i) a material reduction in your base salary or benefits, other than an across-the-board reduction affecting all members of senior management;

(ii) a material reduction in your duties and significant responsibilities hereunder (not including reasonable changes in title or in corporate structure); or

(iii) the Company requires you to change the location of your principal office, so that you will be based at a location more than 50 miles from the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070;

provided, in any such case, that (1) a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and (2) “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice. In addition, until the actual Separation from Service you must remain willing and able to continue to perform services in accordance with the terms of this Offer Letter and you must not be in breach of any of your obligations to the Company.”

5.  A new section is hereby added to the Offer Letter after the section entitled “Benefits” and before the section entitled “Covenant Not to Compete” to read as follows:

“Code Section 409A Compliance: Certain compensation that you may become entitled to in connection with your employment with the Company may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder. The parties hereto intend that this Offer Letter, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly. Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made to you on account of a Separation from Service at a time when you are a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to you prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section 1.409A-3(i)(2).”

6.  Exhibit A of the Offer Letter is amended by deleting the last sentence of the first paragraph thereof and substituting the following therefor:

“In the event that Company Payments must be reduced, Change of Control Severance Payments shall be reduced to the extent necessary.”

Except as expressly amended herein, all provisions of the Offer Letter remain in full force and effect.

If you concur with all of the above, please indicate your agreement by signing and dating a copy of this letter in the spaces indicated below.

Sincerely,

AXS-One, Inc.

By:	/s/ William P. Lyons
William P. Lyons
Chief Executive Officer
AXS-One Inc.

Acknowledged and Accepted:

/s/ Philip L. Rugani
PHILIP L. RUGANI

Date: August 12, 2008